EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Cheesecake Factory Incorporated:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-118757, 333-167298, 333-176115, 333-190110, 333-198042, 333-206278, 333-219789 and 333-232949) of The Cheesecake Factory Incorporated of our report dated March 11, 2020, with respect to the consolidated balance sheets of The Cheesecake Factory Incorporated and subsidiaries as of December 31, 2019 and January 1, 2019, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which report appears in the December 31, 2019 Annual Report on Form 10-K of The Cheesecake Factory Incorporated.

Our report dated March 11, 2020 on the effectiveness of internal control over financial reporting as of December 31, 2019, contains an explanatory paragraph that states that the Company acquired North Italia and the remaining business of Fox Restaurant Concepts LLC (FRC) during 2019, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019, North Italia’s and FRC’s internal control over financial reporting associated with 28.3% of total assets and 3.7% of total revenues included in the consolidated financial statements of the Company as of and for the year ended December 31, 2019. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of North Italia and FRC.

Our report dated March 11, 2020 refers to a change in the method of accounting for revenue from contracts with customers as of January 3, 2018 due to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers, and to a change in the method of accounting for leases as of January 2, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP

Los Angeles, California
March 11, 2020